SCHEDULE 13G
CUSIP NO. 457669208                                            PAGE 1 OF 9 PAGES

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                               Insmed Incorporated
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    457669208
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP NO. 457669208                                            PAGE 2 OF 9 PAGES

- ---------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Alexandra Global Master Fund Ltd.
                 (No I.R.S. ID Number)

- ---------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

- ---------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ---------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands

- ---------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ------------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               3,185,329 shares of Common Stock (See Item 4)
       WITH:           ------------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                       -0-
                       ------------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            3,185,329 shares of Common Stock (See Item 4)
- ---------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,185,329 shares of Common Stock (See Item 4)
- ---------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ---------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 4.1% (See Item 4)
- ---------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ---------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 457669208                                            PAGE 3 OF 9 PAGES

- ---------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Alexandra Investment Management, LLC
                 13-4092583
- ---------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

- ---------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ---------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
- ---------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ------------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               3,185,329 shares of Common Stock (See Item 4)
        WITH:          ------------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                       -0-
                       ------------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            3,185,329 shares of Common Stock (See Item 4)
- ---------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,185,329 shares of Common Stock (See Item 4)
- ---------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
- ---------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 4.1%(See Item 4)
- ---------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
- ---------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 457669208                                            PAGE 4 OF 9 PAGES

- ---------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Mikhail A. Filimonov
- ---------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

- ---------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ---------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
- ---------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ------------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               3,185,329 shares of Common Stock (See Item 4)
        WITH:          ------------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                       -0-
                       ------------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                             3,185,329 shares of Common Stock (See Item 4)
- ---------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,185,329 shares of Common Stock (See Item 4)
- ---------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ---------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 4.1% (See Item 4)
- ---------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ---------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 457669208                                            PAGE 5 OF 9 PAGES

- ---------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Dimitri Sogoloff
- ---------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

- ---------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ---------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
- ---------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ------------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               4,858,953 shares of Common Stock (See Item 4)
        WITH:          ------------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                       -0-
                       ------------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            4,858,953 shares of Common Stock (See Item 4)
- ---------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,858,953 shares of Common Stock (See Item 4)
- ---------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ---------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 9.9% (See Item 4)
- ---------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ---------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 457669208                                            PAGE 6 OF 9 PAGES

Item 1(a). Name of Issuer:

           Insmed Incorporated (the "Issuer")

Item 1(b). Address of Issuer's Principal Executive Offices:

           4851 Lake Brook Drive
           Glen Allen, Virginia 23060

Item 2(a). Names of Persons Filing:

           Alexandra Global Master Fund Ltd. ("Alexandra")
           Alexandra Investment Management, LLC ("Management")
           Mikhail A. Filimonov ("Filimonov")
           Dimitri Sogoloff ("Sogoloff")

Item 2(b). Address of Principal Business Office:

           Alexandra - Citco Building, Wickams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands
           Management - 767 Third Avenue, 39th Floor, New York,
           New York 10017
           Filimonov - 767 Third Avenue, 39th Floor, New York,
           New York 10017
           Sogoloff - 767 Third Avenue, 39th Floor, New York,
           New York 10017

Item 2(c). Place of Organization or Citizenship:

           Alexandra - British Virgin Islands
           Management - Delaware
           Filimonov - U.S.
           Sogoloff - U.S.

Item 2(d). Title of Class of Securities:

           Common Stock, $.01 par value per share, of the Issuer (the "Common Stock")

Item 2(e). CUSIP Number: 457669208

Item 3. This Schedule is filed pursuant to Rule 13d-1(c) by Alexandra, Management, Filimonov and Sogoloff

Item 4.    Ownership:

           (a) Amount Beneficially Owned:

               Alexandra: 3,185,329 shares*
               Management: 3,185,329 shares*
               Filimonov: 3,185,329 shares*
               Sogoloff: 3,185,329 shares*

           (b) Percent of Class:

               Alexandra: 4.1%*
               Management: 4.1%*
               Filimonov: 4.1%*

SCHEDULE 13G
CUSIP NO. 457669208                                            PAGE 7 OF 9 PAGES

               Sogoloff: 4.1%*

               (Based on 76,756,342 shares of Common Stock outstanding, as of January 31, 2006, as stated by the Issuer in the issuer's Registration Statement on Form S-3 filed on February 3, 2006)

           (c) Number of Shares as to which the Person has:

               (i)  sole power to vote or to direct the vote

                                       -0-

               (ii) shared power to vote or to direct the vote:

                    3,185,329 shares of Common Stock*

               (iii)sole power to dispose or to direct the disposition of

                                       -0-

               (iv) shared power to dispose or to direct the disposition of

                    3,185,329 shares of Common Stock*

*Management serves as investment advisor to Alexandra. By reason of such relationship, Management may be deemed to share voting and dispositive power over the shares of Common Stock owned by Alexandra. Management disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Alexandra or any other person reporting on this Schedule.

Filimonov serves as the Chairman, the Chief Executive Officer, a Managing Member and the Chief Investment Officer of Management. Sogoloff serves as the President, a Managing Member and the Chief Risk Officer of Management. By reason of such relationships, each of Filimonov and Sogoloff may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Management. Filimonov and Sogoloff each disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Management or any other person reporting on this Schedule.

Item 5. Ownership of Five Percent or Less of a Class:

       If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6. Ownership of More Than Five Percent on Behalf of Another Person:

        Not applicable

SCHEDULE 13G
CUSIP NO. 457669208                                            PAGE 8 OF 9 PAGES

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

        Not applicable

Item 8. Identification and Classification of Members of the Group:

        Not applicable

Item 9. Notice of Dissolution of Group:

        Not applicable

Item 10. Certification:

By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

      Exhibit I: Joint Filing Agreement, dated as of March 24, 2005, by and among Alexandra, Management, Filimonov and Sogoloff (incorporated herein by reference to the exhibit with the same number filed with Schedule 13G by the persons reporting on this Amendment No. 1).

SCHEDULE 13G
CUSIP NO. 457669208                                            PAGE 9 OF 9 PAGES

                                    SIGNATURE

     By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated as of February 14, 2006

                    ALEXANDRA GLOBAL MASTER FUND LTD.

                    By: ALEXANDRA INVESTMENT MANAGEMENT, LLC,
                        its Investment Advisor

                        By: /s/ Mikhail A. Filimonov
                        ------------------------------
                        Mikhail A. Filimonov
                        Title: Managing Member

                    ALEXANDRA INVESTMENT MANAGEMENT, LLC

                    By: /s/ Mikhail A. Filimonov
                    ------------------------------
                    Mikhail A. Filimonov
                    Title: Managing Member

                    /s/ Mikhail A. Filimonov
                    ----------------------------
                    Mikhail A. Filimonov

                    /s/ Dimitri Sogoloff
                    ----------------------------
                    Dimitri Sogoloff